17

                                   EXHIBIT B

                                ELXSI Corporation
                         3600 Rio Vista Avenue, Suite A
                             Orlando, Florida 32805
                                 (407) 849-1090
                               (407) 849-0625 Fax

September 24, 1997


[Name of Odd-Lot Holder]
[Address of Odd-Lot Holder]

Dear _____________:

Our shareholder records indicate that you are the holder of ___ shares of ELXSI Corporation ("Company") common stock, par value $.001 per share ("Common Stock"), plus a corresponding number of Rights1 (collectively with the Common Stock, "Shares"). The Common Stock is currently trading in the $9 1/2-$11 1/2 range, and if you were to sell your Shares through a broker, their minimum or odd-lot commission may very well be quite substantial in relation to the aggregate sale price.

This is to advise you that the Company has arranged for Cadmus Corporation, a Massachusetts corporation ("Cadmus")2, to offer you the opportunity to sell your Shares to them in a private transaction, free of any commissions, at the market price indicated in item 3 on the next page. This offer is being made to all holders Common Stock with less than 100 post-split shares of Common Stock ("Odd-Lot Holders").

Because of regulatory constraints, Cadmus will not purchase more than approximately 93,000 Shares (approximately 2%) pursuant to this offer. At present, Odd-Lot Holders hold approximately 127,281 shares of Common Stock. The offer will be held open indefinitely, until such time as the regulatory maximum is reached or termination for any other reason by Cadmus (which it reserves the right to do for at any time, without notice).

If you would like to sell your shares of Common Stock to Cadmus (free of commissions), please:

--------

1 Issued under that certain Rights Agreement, dated as of June 4, 1997, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

2 Alexander M. Milley, the Company's Chairman, President and Chief Executive officer, is the Chairman, President and a controlling shareholder of Cadmus. Cadmus currently owns 173,147 Shares, or approximately 3.7% of those outstanding. Including those Shares, Mr. Milley beneficially owns, directly or indirectly, 1,144,456 Shares, or approximately 23.3% of those outstanding (as determined and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended).


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1.      Sign the back of your Common Stock certificate in the space provided for that purpose. That signature must correspond exactly as your name appears on the face of such certificate.

2. Have your signature on the back guaranteed by a bank or broker with a "Medallion Program Signature Guarantee" stamp.

3. Send your endorsed Common Stock certificate to Cadmus, address: 3600 Rio Vista Avenue, Suite A, Orlando, Florida 32805. The method of delivery of your Shares certificate is at the option and risk of the sender. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Include with your endorsed Common Stock certificate your address (if different from above) and phone number. Within two weeks of its receipt the certificate, Cadmus will forward you a check for your Shares, in an amount equal to the closing sale price per share of Common Stock (as reported by NASDAQ) on the trading day immediately preceding the post-mark or other forwarding date of your return materials.

If you are unable to locate your Shares certificate, please contact our transfer agent at the address and number below. They will send you the paperwork necessary to receive a replacement certificate. If you wish to accept the offer, once you receive your replacement certificate you should follow the instructions above. The transfer agent is: Continental Stock Transfer & Trust Company, Lost Securities Department, 2 Broadway, New York, NY 10004; Tel. (212-509-4000).

If you have any questions, please feel free to call me directly, at (407) 849-1090.

Sincerely


Carol J. Crawford
Investor Relations

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